Exhibit 4.3

DATED                         , 2017

WARRANT INSTRUMENT

THIS WARRANT INSTRUMENT is made on	, 2017

BY

REALM THERAPEUTICS PLC, a company incorporated under the laws of England and Wales, with a registered office at Cannon Place, 78 Cannon Street, London EC4N 6AF, United Kingdom (the “Company”).

AGREED TERMS

This warrant instrument (this “Warrant Instrument”) has been entered into by the Company by way of deed poll relating to the Warrants to subscribe for the Warrant Shares (as such terms are defined herein), subject to the Company's articles of association.

This Warrant Instrument and the exhibits and appendices set out the terms and conditions of the Warrants.

Subject to the terms herein, no modification to this Warrant Instrument may be effected except by deed poll executed by the Company.

This Warrant Instrument, and any non- contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law.

This Warrant Instrument has been duly executed by the Company and delivered as a deed on the date shown above.

EXECUTED as a DEED by	)
REALM THERAPEUTICS PLC	)
acting by a director	)
in the presence of:
Director

Witness signature:

Witness name:

Witness address:

Terms and Conditions of the Warrants

1.	Terms and Conditions of the Warrants

1.1	Background and Reasons for Issuing the Warrants

At a general meeting of shareholders of Realm Therapeutics plc (the “Company”) held on October 9, 2017, the Board of Directors of the Company (or a duly authorised committee thereof) were authorised to issue certain warrants (the “Warrants”) free from pre-emption providing for the subscription of new ordinary shares of 10 pence each in the capital of the Company (the “Shares”) in accordance with the Companies Act 2006 (the “Companies Act”) and the Company's articles of association and on the terms and conditions set out herein (the “Terms and Conditions”).

The issuance of the Warrants is made pursuant to these Terms and Conditions.

In respect of the Private Placement (defined below), these Terms and Conditions will be appended to a securities purchase agreement dated September 21, 2017 (the “Securities Purchase Agreement”) between the Company and certain investors (the “US Investors”) in an offering exempt from registration pursuant to Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and to certain other investors (the “Private Placement Offshore Investors”), in an offering exempt from registration pursuant to Regulation S under the Securities Act (“Regulation S”) under which the US Investors and the Private Placement Offshore Investors have, subject to certain terms and conditions, undertaken to subscribe for securities of the Company (the “Units”), with each Unit consisting of (i) one Share; and (ii) one Warrant to purchase two-fifths (0.40) of a Share, at a purchase price of £0.29 per Unit and, out of such purchase price, £0.01 shall be allocated as the consideration for the issue of each Warrant (the “Private Placement”).

Concurrently with the Private Placement there will be a parallel offshore-only offering (together with the Private Placement, the “Offerings”) to certain investors pursuant to Regulation S (the “Offshore Investors” and, together with the US Investors and the Private Placement Offshore Investors, the “Investors”) under which the Offshore Investors have, subject to certain terms and conditions, undertaken to subscribe for Units, with each Unit consisting of (i) one Share; and (ii) one Warrant to purchase two -fifths (0.40) of a Share, at a purchase price of £0.29 per Unit and, out of such purchase price, £0.01 shall be allocated as the consideration for the issue of each Warrant (the “Parallel Offshore Transaction”, together with the Private Placement, the “Transaction”).

1.2	Number of Warrants

The Company shall issue Warrants to the Investors entitling the holders thereof (the “Warrantholders”) to subscribe for in aggregate a maximum of 26,558,600 Shares in accordance with Section 2, subject to adjustment as described in these Terms and Conditions.

1.3	Subscription of Warrants

In accordance with the terms of the Offerings, the Warrants have been subscribed for by and shall be issued to the Investors at the completion of the Transaction. The subscription price in respect of each Warrant shall be £0.01 (payable pursuant to Section 2 of the Securities Purchase Agreement or Clause 3(B) of the Placing Agreement, as applicable).

The Warrants will be issued in certificated form in the form set out in Exhibit C (each such certificate, a “Warrant Certificate”). The Company or its duly authorised agent shall maintain a register of the holders of Warrants, the Warrant Certificates they hold, and the number of Warrant Shares (defined below) for which their Warrants are exercisable.

The Warrants will not be listed by the Company on a regulated market or other trading platform.

1.4	Transfer of Warrant

The holder of the Warrant to be transferred or pledged must, prior to transfer or pledge of the Warrant, deliver to the Company: (a) the original Warrant Certificate (or an indemnity in a form satisfactory to the Company (acting reasonably) in the event that the Warrant Certificate is lost or destroyed); and (b) a duly executed Warrant Assignment in the form of Exhibit A.

2.	Terms and Conditions of Share Subscription

2.1	Right to Subscribe for Warrant Shares

Each Warrant Certificate entitles its holder to subscribe for a number of new Shares set forth in the Warrant Certificate (the “Warrant Shares”), subject to adjustment as described in these Terms and Conditions. The Warrants may be exercised in whole or in part and, if in part, may be exercised from time to time.

If this Warrant shall have been exercised in part, the Company shall, at the request of a Warrantholder and upon surrender of this Warrant Certificate, at the time of delivery of the Warrant Shares, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

No fractional shares shall be issued upon the exercise of any Warrant. As to any fraction of a share which the Warrantholder would otherwise be entitled to purchase upon such exercise (determined on an aggregate basis with all other Warrants then being exercised by the Warrantholder), the Company shall round up to the next whole share.

2.2	Subscription Price

The subscription price for each Warrant Share is £0.58 (which price is expressed on a per-Share basis), subject to adjustment as described in these Terms and Conditions (the “Warrant Exercise Price”). The Warrant Exercise Price shall be booked in its entirety to the share capital (including to the extent relevant the share premium account) of the Company.

2.3	Share Subscription, Payment and Registration of Shares

Unless otherwise specifically provided under these Terms and Conditions, the Warrants shall be exercisable for the Warrant Shares as set forth in this Section 2.3 during the subscription period that commences on the date of issue of the Warrants and ends on [•][i.e. 30 months after the date of completion of the Transaction] (the “Share Subscription Period”).

The Warrants may be exercised in whole or in part, at any time or from time to time on any Business Day (meaning a day on which banks are open for normal business in London and New York (other than a Saturday, Sunday or a public holiday) (any such day being a “Business Day”) during the Share Subscription Period, by surrender of the Warrant Certificate and the exercise notice in the form set out in Exhibit B (the “Exercise Notice”), duly completed and executed by the Warrantholder, to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Warrantholder at the address of the Warrantholder appearing on the books of the Company) with the Warrantholder making payment to the Company in cash of the Warrant Exercise Price for the Warrant Shares (the “Exercise Amount”) by wire transfer of immediately available funds to the following account of the Company:

Beneficiary Bank: Wells Fargo Bank NA, San Francisco
Swift: WFBIUS6WFFX
Intermediary Bank: National Westminster Bank Plc, London
Intermediary Bank SWIFT: NWBKGB2L
Beneficiary Customer: Wells Fargo Clearing Services, LLC
1 North Jefferson
St. Louis, MO 63103
Beneficiary Account Number: 4122023377
Further Credit: Realm Therapeutics, Inc., Acct # 8622-9179

(or such other account as the Company may from time to time notify the Warrantholder in replacement thereof) in an amount equal to the Exercise Amount, with such exercise to be effective upon receipt by the Company of such notice and such Exercise Amount (the “Effective Exercise”).

Unless there is then an effective registration statement covering the issuance or resale of the Warrant Shares to be issued upon exercise, the Warrant Shares shall bear the legend set forth in Section 2.9. If delivered to the Warrantholder via CREST, the Warrant Shares shall be issued free of any restrictive legends (with such Shares being eligible for trading on AIM, a market operated by the London Stock Exchange plc) or, if there is an effective registration statement covering the Warrant Shares to be issued upon exercise, then the Warrant Shares following a Listing or a U.S. IPO (each, as defined in the Securities Purchase Agreement), the Warrant Shares shall be delivered via DTC (with such shares being eligible for listing on the U.S. securities exchange on which the Shares (or ADSs, as defined in the Securities Purchase Agreement) are then listed for trading, as applicable.

Once received by the Company, an Exercise Notice shall be irrevocable save with the consent of the Directors of the Company (or a duly authorised committee thereof).

The Company shall issue Warrant Shares on the basis of the Warrants validly exercised in accordance with this Section 2.3 to the exercising Warrantholder. Warrant Shares issued on the basis of Warrants validly exercised in accordance with this Section 2.3 shall be: (i) written up in the Company's register of members and, if the applicable Exercise Notice requires the issue of share certificates, the applicable share certificates shall be issued to the Relevant Warrantholders within 10 Business Days of the issuance of the referable Warrant Shares; (ii) admitted to trading as set forth in Section 4.1; and (iii) if the applicable Exercise Notice requires delivery in uncertificated form, delivered to the relevant Warrantholder's CREST account as set forth in Section 4.1.

Delivery of the Warrant Shares issuable upon exercise of this Warrant shall be made as soon as practicable but in any case within five (5) Business Days after the Effective Exercise.

The Warrants shall be exercised and the Warrant Shares shall be issued subject to and in accordance with any applicable laws or regulations to which the Company is subject including the AIM Rules for Companies and the Market Abuse Regulation (EU 596/2014) and any other laws or regulations applicable in the jurisdiction in which the Warrantholder is located.

Any Warrants which have not been exercised prior to the expiry of the Share Subscription Period shall lapse. Following the expiry of the Share Subscription Period all Warrant Certificates shall be deemed cancelled and will not in any circumstances be available for reissue or be valid for any purpose.

2.4	Shareholder Rights

The Warrant Shares subscribed for on the basis of the Warrants will entitle the holders thereof to any possible dividend and to other shareholder rights upon their proper registration in the Company's register of members, but Warrantholders shall not be entitled to any dividend, voting or other shareholder rights prior to such time, except as set forth herein.

2.5	Adjustment for Subdivisions and Consolidations

If the Company, prior to the end of the Share Subscription Period, shall effect a subdivision of its ordinary shares, the Warrant Exercise Price then in effect immediately before that subdivision shall be proportionately decreased and the number of shares issuable upon exercise of such Warrant shall be proportionately increased. If the Company, prior to the end of the Share Subscription Period shall consolidate its ordinary shares, the Warrant Exercise Price then in effect immediately before the consolidation shall be proportionately increased and the number of shares issuable upon exercise of such Warrant shall be proportionately decreased. Any adjustment under this Section 2.5 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

2.6	Adjustment for Certain Dividends and Distributions

If the Company, prior to the end of the Share Subscription Period, shall make or issue, or fix a record date for the determination of holders of its ordinary shares entitled to receive, a dividend or other distribution to the shareholders payable in ordinary shares in the Company, then and in each such event the Warrant Exercise Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Warrant Exercise Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of ordinary shares outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)
the denominator of which shall be the total number of ordinary shares outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of ordinary shares issuable in payment of such dividend or distribution;

and the number of shares issuable upon exercise of such Warrant shall be multiplied by the inverse of such fraction; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Exercise Price and the issuable number of shares shall be recomputed accordingly as of the close of business on such date and thereafter the Warrant Exercise Price and the issuable number of shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions, if any, and (ii) no such distribution or dividend shall be made to the extent that the consequent adjustment under this Section 2.6 would be unlawful (including pursuant to section 549 of the Companies Act) and/or would be subject to pre-emption rights (including pursuant to section 561 of the Companies Act).

2.7	Adjustment for Fundamental Transactions

If, prior to the end of the Share Subscription Period, (a) the Company effects any merger, reorganization, consolidation or other similar transaction of the Company with or into another Person, in which the Company is not the survivor or the shareholders of the Company immediately prior to such transaction do not own, directly or indirectly, at least 50% of the voting securities and economic interests of the surviving entity, (b) the Company effects any sale or similar transaction of all or substantially all of its assets or a majority of its ordinary shares are acquired by a third party, in each case in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of ordinary shares are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Company effects any reclassification of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property (other than those covered by Sections 2.5 or 2.6) (in any such case, a “Fundamental Transaction”), then the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Warrantholder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Warrantholder (without regard to any limitations on exercise contained in such Warrants), shares of voting stock (the “ Alternate Warrants”) in such successor entity, surviving entity or entity purchasing or otherwise acquiring such assets in the Fundamental Transaction (as the case may be, the “Acquirer”), such that the aggregate value of the Warrantholder’s warrants to purchase such number of shares of the Acquirer (where the value of a warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Exhibit D hereto) is equivalent to the aggregate value of the Warrants held by such Warrantholder (where the value of each Warrant to purchase one Warrant Share is determined in accordance with the Black-Scholes Option Pricing formula set forth Exhibit E hereto). Furthermore, Alternate Warrants shall have the same expiration date as the Warrants, and shall have a strike price, KAcq, that is calculated in accordance with Exhibit D hereto. For the avoidance of doubt, if the successor, surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Section 2.7 and Exhibit D hereto.

Moreover, appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof. The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor corporation resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors of the Company to be satisfactory in form and substance, the obligation to deliver to the holder of the Warrants, at the last address of such holder appearing on the books of the Company, the Alternate Warrants to purchase such shares of stock, as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and otherwise assume the other obligations under these Warrants. The provisions of this Section 2.7 shall similarly apply to successive,Fundamental Transactions. Notwithstanding anything to the contrary hereunder, if the Fundamental Transaction, is (1) a transaction where the consideration paid to the holders of the Shares consists of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e -3 under the Securities Exchange Act of 1934, as amended, (3) a Fundamental Transaction involving a person or entity not traded on a regulated market (within the meaning of the Markets in Financial Instruments Directive (2004/39(EC))) or a United States national securities exchange or (4) a transaction for which the holders of Warrants Shares and Warrants representing at least of a majority of the Warrant Shares outstanding or issuable upon the exercise of all outstanding Warrants (without regard to any limitations on exercise) reasonably determine that the Alternate Warrants proposed to be provided by the Acquirer do not satisfy the terms hereof (provided, that such holders consult with the Company and provide a written basis for such determination and that includes evidence of such determination by a majority of Warrantholders), at the request of the Warrantholder delivered before the ninetieth (90th) day after such Fundamental Transaction, the Company (or the Acquirer) shall purchase this Warrant from the Warrantholder by paying to the Warrantholder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the aggregate value of this Warrant, where the value of each Warrant to purchase one Warrant Share is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Exhibit E hereto and such valuation and payment shall be without regard to any limitations on exercise contained in this Warrant.

2.8	Notice of Adjustment

A reasonable period of time, and in no event less than ten (10) Business Days, prior to the record date or effective date (which in any event shall not be set prior to the public announcement of the transaction), as the case may be, of (i) any action which requires or might require an adjustment or readjustment of the Warrant Exercise Price or the number, amount or type of securities or other assets issuable upon exercise of the Warrants or (ii) a Fundamental Transaction, the Company shall give notice to the Warrantholders of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, with if determinable, the required adjustment and computation thereof or Alternate Consideration to be provided, respectively. If the required adjustment or Alternate Consideration to be provided, respectively, is not determinable at the time of such notice, the Company shall provide such information to the Warrantholders as soon as reasonably practicable after such information becomes determinable.

2.9	Legend

Neither the Warrants nor the Warrant Shares issuable upon exercise of the Warrants have been or will be registered under the Securities Act or under any state securities laws of the United States, except as provided under the Registration Rights Agreement. Except as otherwise permitted by Section 2.3, each Warrant Certificate and each certificate representing the Warrant Shares shall bear the following legends or such variations thereof as the Company may prescribe from time to time:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT IN COMPLIANCE WITH THE SECURITIES ACT, (B) RULE 903 or 904 UNDER THE SECURITIES ACT, OR (C) RULE 144 UNDER THE SECURITIES ACT (UPON FURNISHING TO THE COMPANY SUCH REPRESENTATION LETTERS OR OPINION OF U.S. COUNSEL AS THE COMPANY MAY REQUIRE), OR (II) UNLESS AN OPINION OF U.S. COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, SHALL BE PROVIDED TO THE COMPANY, PROVIDING THAT SUCH SALE, TRANSFER OR ASSIGNMENT DOES NOT REQUIRE REGISTATION UNDER THE SECURITIES ACT.

2.10	Exercise Limitations

Notwithstanding anything to the contrary in these Terms and Conditions, no transaction that would give rise to an adjustment pursuant to these Terms and Conditions shall be effected if any such adjustment would: (i) be in contravention of, or could result in an issue of Shares in contravention of, the authority conferred on the Directors of the Company under Section 551 of the Companies Act; or (ii) require the Company to issue Shares at a discount to their nominal value.

2.11	Buy-in.

If, by the close of the fifth (5th) Business Day after valid delivery of a Exercise Notice by the Warrantholder and the payment to the Company of the aggregate exercise price by such Warrantholder for all or any part of this Warrant, the Company through its own neglect or willful default fails to deliver to the Warrantholder the required number of Warrant Shares pursuant to the terms of said exercise, and if after such fifth (5th) Business Day and prior to the Warrantholder’s receipt of such Warrant Shares, the Warrantholder purchases (in an open market transaction) Shares to deliver in satisfaction of a sale by the Warrantholder of the Warrant Shares which the Warrantholder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three (3) Business Days after the Warrantholder’s request and in the Company’s sole discretion, either (1) pay in cash to the Warrantholder an amount equal to the Warrantholder’s total purchase price (including brokerage commissions actually incurred by the Warrantholder, if any) for the Shares so purchased, at which point the Company’s obligation to deliver such Warrant Shares shall terminate, or (2) promptly honor its obligation to deliver to the Warrantholder the Warrant Shares and pay cash to the Warrantholder in an amount equal to the excess (if any) of the Warrantholder’s total purchase price (including brokerage commissions actually incurred, if any) for the Shares so purchased in the Buy -In over the product of (A) the number of Shares purchased in the Buy-In, multiplied by (B) the closing price of a Share on AIM on the date of the Exercise Notice.

3.	Variation of Rights

3.1
Subject to Section 3.3, all or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the Company and with either the consent in writing of any Warrantholders entitled to subscribe for not less than 66 2/3 per cent. of the Shares which are subject to outstanding Warrants or with the sanction of a Special Resolution of the Warrantholders. All the provisions of the Articles of Association of the Company as to general meetings of the Company shall mutatis mutandis apply to any separate meeting of the Warrantholders as though the Warrants were a class of shares forming part of the Company and as if such provisions were expressly set out in extenso herein but so that:

(a)	the necessary quorum shall be the Warrantholders (present in person or by proxy) entitled to subscribe for one-third in nominal amount of the Shares subject to outstanding Warrants;

(b)
every Warrantholder present in person or by proxy at any such meeting shall be entitled on a show of hands to one vote and on a poll to one vote for every Share for which it is entitled to subscribe pursuant to the Warrants;

(c)	any Warrantholder or Warrantholders of 10 per cent. or more of the aggregate outstanding Warrants present in person or by proxy may demand or join in demanding a poll; and

(d)	if at any adjourned meeting a quorum as above defined is not present those holders of outstanding Warrants who are then present in person or by proxy shall be a quorum.

3.2
“Special Resolution” for the purposes of this Section 3 means a resolution proposed at a meeting of the Warrantholders duly convened and held and passed by a majority consisting of not less than 66 2/3 per cent. of the votes cast, whether on a show of hands or on a poll.

3.3
In addition, the Directors of the Company (or a duly authorised committee thereof) in its sole discretion may amend the provisions of the Warrants without the consent of the Warrantholders if such amendment would not be prejudicial to the interests of the Warrantholders in any material respect. Any such amendment shall be notified to the Warrantholders in writing as soon as reasonably practicable.

4.	Other Terms

4.1	Stock Exchange Listing and Government Approvals

The Company will, at its own expense, use its commercially reasonable efforts to: (a) maintain the listing of its ordinary shares on the AIM Market operated by the London Stock Exchange plc (“AIM”) or any other recognized exchange in the determination of the Company’s Board of Directors; (b) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to satisfy its obligations under these Terms and Conditions; (c) to effect the admission to trading of the Warrant Shares on AIM by the time of the Closing; and (d) with respect to Warrant Shares that are to be delivered in uncertificated form (as specified in the applicable Exercise Notice), deliver such Shares, as soon as possible following issuance, to the CREST account provided for in such Exercise Notice, provided ,that if there is a failure within the CREST system on the date of issuance of the Warrant Shares that renders delivery of uncertificated shares impracticable, the Company may either, at the Warrantholder's election (1) deliver definitive share certificates in accordance with Section 2.3 in lieu of uncertificated shares or (2) delay delivery of Warrant Shares until such failure ceases to exist (such delay not to exceed three Business Days from the date the failure ceases to exist).

4.2	Governing Law and Jurisdiction

These Terms and Conditions, and any non-contractual rights or obligations arising out of or in connection with them or their subject matter, shall be governed by and construed in accordance with English law.

4.3	Notices

All notices related to the Warrants by the Company shall be sent by express courier or e-mail to the addresses provided to the Company by the respective Warrantholders. The notices related to the Warrants to the Company may be sent by express courier or e-mail:

Realm Therapeutics plc
address: 267 Great Valley Parkway, Malvern, Pennsylvania, United States of America
attention: Marella Thorell, Chief Financial Officer
mthorell@realmtx.com

With copies (which shall not constitute notice) to:

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
Attention: Gary Green
Gary.Green@cms-cmno.com

and

Cooley LLP
1114 Avenue of the Americas
New York, New York 10036
United States of America
Attention: Joshua A. Kaufman
josh.kaufman@cooley.com

A notice made in accordance with the above shall be deemed to have been received by its recipient (i) upon receipt, when sent by e-mail (provided that confirmation of transmission is mechanically or electronically generated and a read receipt is received, and in each case kept on file by the sending party) or (ii) on the fourth (4th) Business Day after the day of sending if sent by express courier.

4.4	Lost or destroyed Warrant Certificates

If any certificate for Warrant Certificate is worn out or defaced then upon production of such Warrant Certificate to the Directors of the Company they may cancel the same and may issue a new Warrant Certificate in lieu thereof. If any such Warrant Certificate be lost or destroyed then upon proof thereof to the reasonable satisfaction of the Directors of the Company in their sole discretion (or in default of proof, on such indemnity as the Directors of the Company may deem adequate being given) a new Warrant Certificate in lieu thereof may be given to the persons entitled to such lost or destroyed Warrant Certificate free of charge (save as regards any payment pursuant to any such indemnity).

4.5	Taxes, duties, etc

The Warrantholders shall be solely responsible for any taxes, duties and other such payments possibly incurred by the holders of Warrants in relation to receiving the Warrants and the subscription of any Warrant Shares under these Terms and Conditions.

4.6	Exercise limitation

Notwithstanding any provisions herein to the contrary, from and after the earlier of a Listing or a U.S. IPO (each, as defined in the Securities Purchase Agreement), so long as the Company does not qualify as a “foreign private issuer” (as that term is defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Warrantholder shall not be entitled to exercise this Warrant for a number of Shares in excess of that number of

Shares which, upon giving effect to such exercise, would cause the aggregate number of Shares deemed beneficially owned by the Warrantholder to exceed 9.99% of the outstanding Shares following such exercise. For purposes of the foregoing proviso, the aggregate number of Shares beneficially owned by the Warrantholder shall include the number of Shares issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the Shares which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Warrantholder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Warrantholder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 4.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. Notwithstanding the foregoing, the Warrantholder may waive the foregoing limitation, or increase or decrease the foregoing limitation to any other percentage, by written notice to the Company; provided that a waiver by the Warrantholder of the foregoing limitation or a request to increase such limitation requires not less than 61 days prior written notice (with such waiver of the foregoing limitation or request to increase such limitation taking effect only upon the expiration of such 61 day notice period and applying only to the Warrantholder and not to any other holder of Warrants). For purposes of this Section 4.6, in determining the number of outstanding Shares, the Warrantholder may rely on the number of outstanding Shares as reflected in (x) the Company’s disclosure of its total number of voting rights and capital pursuant to Disclosure Guidance and Transparency Rule 5.6, (y) a more recent public announcement by the Company or (z) any other notice by the Company or its registrar setting forth the number of Shares outstanding. Upon the written request of the Warrantholder, the Company shall use commercially reasonable efforts to confirm in writing or by electronic mail to the Warrantholder the number of Shares then outstanding within three (3) Business Days after written request by such Warrantholder. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrantholder since the date as of which such number of outstanding Shares was reported.

4.7	Registration Rights Agreement

The Warrantholder shall be entitled to the benefits of the Registration Rights Agreement with respect to the Registrable Securities (as defined in the Registration Rights Agreement), if any, represented hereby as if such Warrantholder was a signatory to the Registration Rights Agreement.

Exhibit A
Form of Warrant Assignment
To: Realm Therapeutics plc
Reference is made to the terms and conditions included in the Warrant Instrument, dated [●] 2017, concerning the issuance of Warrants by Realm Therapeutics plc (the “Terms and Conditions ”). The capitalised terms used herein shall have the same meanings as in the Terms and Conditions.
[NOTE: IF THE FORM CONCERNS TRANSFER, THE FOLLOWING SHALL BE INCLUDED]
FOR VALUE RECEIVED [                    ] (the “Assignor”) hereby notifies the Company that it has undertaken to sell, assign and transfer all of the rights of the Assignor under the Warrants to the Assignee(s) as set forth below:

Name(s) of Assignee(s)	Assignee(s) Contact Information	Number of Warrants

All notices to be given by the Company to the Assignor as Warrantholder shall be sent to the Assignee(s) at the above listed address(es).
[NOTE: IF THE FORM CONCERNS PLEDGE, THE FOLLOWING SHALL BEINCLUDED]
[                    ] (the “Pledgor”) hereby notifies that it has undertaken to irrevocably and unconditionally pledge [with first priority all of the rights of, title to and other interests in] the Warrants to the Pledgee(s) as set forth below:

Name(s) of Pledgee(s)	Number of Warrants Pledged

[NOTE: THE BELOW SHALL BE INCLUDED IN ALL FORMS]

Place and date:
Name of the [Assignor / Pledgor]:

By:	By:
Title:	Title:

The above [assignment / pledge] is acknowledged and accepted.

Place and date:

REALM THERAPEUTICS PLC
By:
Title:

Exhibit B
Form of Exercise Notice
To: Realm Therapeutics plc
Reference is made to the terms and conditions, dated      , 2017, concerning the issuance of Warrants by Realm Therapeutics plc (the “Terms and Conditions”). The capitalized terms used herein shall have the same meanings as in the Terms and Conditions.
The undersigned hereby irrevocably elects to exercise the warrant issued to it by the Company, dated      ,      20 , Warrant Certificate No. ____________ (the “Warrant Certificate”), and purchase thereunder (and surrenders herewith the Warrant Certificate) as follows:

(1)	_______________Warrant Shares to be issued as ordinary shares pursuant to the Terms and Conditions

(2)	The undersigned tenders payment in full for the purchase price of the Warrant Shares being purchased in accordance with item (5) below, together with all applicable transfer taxes, if any.

(3)	Exercise Amount payable: GBP _______________

(4)	Please issue a certificate or certificates representing the Warrant Shares specified in Item (1) above in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(5)	Please deliver the Warrant Shares specified in Item (1) above in uncertified form through CREST:

Name of CREST participant

CREST participant ID

Name of contact for settlement queries

Telephone number of contact

The Warrantholder represents and warrants that this Exercise Notice has been duly signed and constitutes a valid and binding act by the undersigned to exercise the said Warrants.

Place and date:

Name of the Warrantholder:

By:

Title:

Exhibit C
Form of Warrant Certificate

Certificate no: ____________
Realm Therapeutics plc (Incorporated under the Companies Act 2006 with registered number 5789798)
WARRANT to subscribe for ordinary shares of 10 pence each in the capital of Realm Therapeutics plc (the “Shares”) pursuant to a Warrant Instrument executed by Realm Therapeutics plc on [•], 2017 (the “Warrant Instrument”).

Certificate no:

Date of issue:

Number of Warrants:

THIS IS TO CERTIFY that	of
is the holder of the number of Warrants set out above, which are subject to the articles of association of the Company and otherwise on the terms and conditions contained in the Warrant Instrument.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT IN COMPLIANCE WITH THE SECURITIES ACT, (B) RULE 903 OR 904 UNDER THE SECURITIES ACT, OR (C) RULE 144 UNDER THE SECURITIES ACT (UPON FURNISHING TO THE COMPANY SUCH REPRESENTATION LETTERS OR OPINION OF U.S. COUNSEL AS THE COMPANY MAY REQUIRE), OR (II) UNLESS AN OPINION OF U.S. COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, SHALL BE PROVIDED TO THE COMPANY, PROVIDING THAT SUCH SALE, TRANSFER OR ASSIGNMENT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

This certificate has been executed on the date of issue.

EXECUTED by	)
REALM THERAPEUTICS PLC	)
acting by a director	)
in the presence of:
Director

Witness signature:

Witness name:

Witness address:

Exhibit D
Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:

CAcq = SAcqe-λ(TAcq-tAcq)N(d1)-KAcqe-r(TAcq-tAcq)N(d2), where

CAcq = value of each warrant to purchase one share in the Acquirer
SAcq = price of Acquirer’s stock as determined by reference to the volume-weighted average of the closing prices on the principal securities exchange on which the Acquirer’s stock is then traded over the 20-day period ending three trading days prior to the closing date of the Fundamental Transaction described in Section 2.7 if the Acquirer’s stock is then traded on such exchange or system, or the volume-weighted average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing date of the Fundamental Transaction if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TAcq = expiration date of new warrants to purchase shares
in the Acquirer = TCorp

tAcq = date of issue of new warrants to purchase shares in
the Acquirer

TAcq-tAcq = time until warrant expiration, expressed in years
σ = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the principal securities exchange on which the Shares are then traded over a consecutive 20-day trading period, determined by the Warrantholders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Fundamental Transaction described in Section 2.7 if the Acquirer’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a consecutive 20-day trading period, determined by the Warrantholder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Fundamental Transaction if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.50 (or 50.00%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market. In no event will the volatility variable be greater than 1.0 (or 100%).

N = cumulative normal distribution function

d1 = (ln(SAcq/KAcq) + (r-λ+σ2/2)(TAcq-
tAcq)) ÷ (σ√(TAcq-tAcq)) ln = natural
logarithm
λ= dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Fundamental Transaction.
KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp *
(SAcq / SCorp)
r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq

d2= d1-σ√(TAcq-tAcq)

Exhibit E
Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share in the Company shall be:

CCorp = SCorpe-λ(TCorp-tCorp)N(d1)-KCorpe-
r(TCorp-tCorp)N(d2), where CCorp = value of each
Warrant to purchase one share in the Company
SCorp = price of Company stock as determined by reference to the volume-weighted average of the closing prices on the principal securities exchange on which the Shares are then traded over the 20-day period ending three trading days prior to the closing date of the Fundamental Transaction described in Section 2.7 if the Company’s stock is then traded on such exchange or system, or the volume-weighted average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing date of the Fundamental Transaction if the Company’s stock is then actively traded in the over -the -counter market, or the then most recently completed financing if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TCorp = expiration date of Warrants to purchase shares in the Company

tCorp = date of the public announcement of transaction

TCorp - tCorp = time until Warrant expiration, expressed in years
σ = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the principal securities exchange on which the Shares are then traded over a consecutive 20-day trading period, determined by the Warrantholders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Fundamental Transaction described in Section 2.7 if the Company’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a consecutive 20-day trading period, determined by the Warrantholder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Fundamental Transaction if the Company’s stock is then actively traded in the over-the-counter market, or 0.50 (or 50%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market. In no event will the volatility variable be greater than 1.0 or (100%).

N = cumulative normal distribution function

d1 = (ln(SCorp/KCorp) + r-λ+σ2/2)(TCorp-
tCorp)) ÷ σ√(TCorp-tCorp)) ln = natural logarithm
λ = dividend rate of the Company for the most recent 12-month period at the time of closing of the Fundamental Transaction.

KCorp = strick price of warrant
r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp

d2 = d1-σ√(TCorp-tCorp)